EXHIBIT 11--COMPUTATIONS OF EARNINGS PER SHARE

GTECH HOLDINGS CORPORATION AND SUBSIDIARIES
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                                                            Three Months Ended       Six Months Ended
                                                          ----------------------  ----------------------
                                                          August 24,  August 25,  August 24,  August 25,
                                                             1996        1995        1996        1995
                                                          ----------  ----------  ----------  ----------
                                                             (In thousands, except per share amounts)
Primary:  (1)
     Net income ......................................... $   17,501  $   16,496  $   35,704  $   34,806
                                                          ==========  ==========  ==========  ==========


     Weighted average common shares outstanding .........     43,087      43,320      43,087      43,320

     Net effect of dilutive stock options--based on the
         treasury stock method using the average
         market price for the period ....................        270         288         300         233
                                                          ----------  ----------  ----------  ----------

     Totals .............................................     43,357      43,608      43,387      43,553
                                                          ==========  ==========  ==========  ==========


     Earnings per common share .......................... $      .40  $      .38  $      .82  $      .80
                                                          ==========  ==========  ==========  ==========




Fully diluted:  (1)
     Net income ......................................... $   17,501   $  16,496  $   35,704  $   34,806
                                                          ==========  ==========  ==========  ==========


     Weighted average common shares outstanding .........     43,087      43,320      43,087      43,320

     Net effect of dilutive stock options--based on the
         treasury stock method using the quarter-end
         market price which is higher than the average
         market price ...................................        270         303         300         302
                                                          ----------  ----------  ----------  ----------
     Totals .............................................     43,357      43,623      43,387      43,622
                                                          ==========  ==========  ==========  ==========


     Earnings per common share .......................... $      .40  $      .38  $      .82  $      .80
                                                          ==========  ==========  ==========  ==========



(1) The primary and fully diluted earnings per share were not presented on the face of the Consolidated
     Income Statements because the resulting amounts were not materially dilutive.
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